EXHIBIT 99.14


                               NOTICE OF EXERCISE
                                    OF OPTION

Via Facsimile
Schultz PRG Liquidating Investments, Ltd.
9241 LBJ Freeway
Dallas, Texas 75243
    Attention: Howard Schultz


     Pursuant to the First Option Agreement dated August 27, 2002 ("Option Agreement") between Schultz PRG Liquidating Investments, Ltd. ("Schultz LP") and PRG-Schultz International, Inc. ("PRGX"), Schultz LP granted to PRGX an option to purchase up to 1,446,168 shares of PRGX Common Stock (the "Option Shares"), in one or more installments over the term of the Option Agreement, in exchange for the Purchase Price as defined in and determined pursuant to Section 1.1 of the Option Agreement. Capitalized terms not defined herein have the same meanings assigned to them in the Option Agreement.

     Pursuant to Section 1.2 of the Option Agreement, PRGX hereby notifies Schultz LP that it is exercising its option to purchase 1,446,168 Option Shares (such number being the "Purchased Shares"). The Option Closing shall occur at 10:00 am EDT on Friday, September 20, 2002 at the offices of our counsel, Arnall Golden Gregory LLP, at which time PRGX will pay the Purchase Price of $12,676,920.09 ($12,610,584.96 + $66,335.13 interest @ 8% per annum from 8/27/02 to 9/20/02 for the Purchased Shares to Schultz LP by wire transfer.

     As of September 17, 2002, according to PRGX's transfer agent; Wachovia Bank, N.A., the total number of PRGX shares issued and outstanding is 64,697,540.

Dated: September 17, 2002

                                 PRG-SCHULTZ INTERNATIONAL, INC.

                                 By:  /s/ C. McKellar, Jr.
                                    --------------------------------------------
                                 Its: S.V.P. and General Counsel
                                    --------------------------------------------


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